Exhibit 99.1

Investor Relations Contact:

Jim Pirak

(425) 256-8284

jim.pirak@symetra.com

Media Relations Contact:

Diana McSweeney

(425) 256-6167

diana.mcsweeney@symetra.com

SYMETRA REPORTS SECOND QUARTER 2012 RESULTS

Second Quarter Summary

•	Adjusted operating income[1] was $47.2 million, compared with $48.5 million in second quarter 2011. Higher expenses contributed to the slight decline.

•	Net income of $43.8 million reflected net realized investment losses of $6.4 million versus second quarter 2011 net income of $58.1 million, which included net investment gains of $14.1 million.

•	Benefits operating income declined from year-ago levels due to a higher loss ratio of 65.5% and higher expenses.

•	Deferred Annuities earnings increased on higher account values and higher interest spread compared with second quarter 2011.

•	Income Annuities results benefited from an improved interest margin and mortality gains.

•	Life earnings fell as a result of higher individual claims and expenses.

•	Grow & Diversify initiatives lowered adjusted operating income per share by $0.04, in line with expectations.

BELLEVUE, Wash.—(July 25, 2012)—Symetra Financial Corporation (NYSE: SYA) today reported second quarter 2012 net income of $43.8 million, or $0.32 per diluted share. This compares with $58.1 million, or $0.42 per diluted share, in second quarter 2011. Symetra posted net realized investment losses of $6.4 million in second quarter 2012, compared with net gains of $14.1 million in the prior-year period. The decline in net income reflected lower gains on sales of fixed maturities and increased investment impairments.

Adjusted operating income was $47.2 million, or $0.34 per diluted share, in second quarter 2012, compared with $48.5 million, or $0.35 per diluted share, in the same period a year ago.

Summary Financial Results	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per share data)	2012	2011*	2012	2011*
Net Income	$43.8	$58.1	$119.2	$111.6
Per Diluted Share of Common Stock	$0.32	$0.42	$0.86	$0.81
Adjusted Operating Income	$47.2	$48.5	$106.5	$92.2
Per Diluted Share of Common Stock	$0.34	$0.35	$0.77	$0.67

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on Jan. 1, 2012.

“Symetra turned in a solid operating performance and completed work on several key initiatives during the second quarter. While earnings were up year over year in Deferred Annuities and Income Annuities, they declined in the Benefits and Life segments, due in part to higher expenses related to new products and expanded distribution,” said Tom Marra, president and chief executive officer of Symetra.

“Our overall financial results were tempered by the investments we’re making to grow and diversify our company,” he said. “Near the end of the quarter, we launched a Lapse Protection Benefit rider to our Classic universal life product, introduced Symetra True Variable AnnuitySM, and rolled out advanced group life and disability claims capabilities. Sales in these product areas will develop over time. We expect individual life sales to remain sluggish, and variable annuity production to ramp up gradually over the next two quarters as we continue to build out the distribution networks for these products. By leveraging existing stop-loss distributor relationships, group life and disability income insurance sales should develop more quickly.”

BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2012	2011*	2012	2011*
Benefits	$16.3	$19.0	$41.4	$33.0
Deferred Annuities	23.8	21.1	49.6	41.8
Income Annuities	16.8	12.6	31.3	21.5
Life	13.2	17.3	27.7	34.4
Other	(7.5)	(2.4)	(10.8)	(3.8)

Pretax Adjusted Operating Income	$62.6	$67.6	$139.2	$126.9
Less: Income Taxes**	15.4	19.1	32.7	34.7

Adjusted Operating Income	$47.2	$48.5	$106.5	$92.2

*	Historical financial information has been restated to reflect retrospective adoption of a new accounting standard for deferred acquisition costs on Jan. 1, 2012.
**	Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net gains (losses) on Symetra’s fixed indexed annuity (FIA) product at the U.S. federal income tax rate of 35%.

Benefits

•

Pretax adjusted operating income was $16.3 million, compared with $19.0 million in second quarter 2011. The decline stemmed from a less favorable loss ratio and increased expenses largely associated with the build-out of Symetra’s group life and disability income insurance business.

•

Loss ratio was 65.5%, compared with 62.4% in the prior-year period. The second quarter 2012 loss ratio was adversely affected by adjustments totaling $3.3 million, primarily related to reinsurance. In addition, the claims experience of the medical stop-loss business acquired from American United Life Insurance Company (AUL) exceeded the long-term Benefits loss ratio target range of 63%–65%, but was still in line with deal expectations. Given the July 1, 2011 transaction date, Symetra’s second quarter 2011 loss ratio does not include AUL claims experience.

•	Sales of $35.6 million were up significantly from $23.4 million in second quarter 2011, driven by strong stop-loss production.

Deferred Annuities

•

Pretax adjusted operating income was $23.8 million, up from $21.1 million in second quarter 2011. Higher fixed account values and higher interest spread led to the increase in earnings. Pricing discipline on new and existing business and higher prepayment investment income contributed to the higher spread. This improvement was partially offset by higher operating expenses related primarily to the development and launch of Symetra True Variable Annuity.

•	Total account values were $11.7 billion at quarter-end, up 7.3% from $10.9 billion at the end of second quarter 2011.

•

Sales were $325.5 million, compared with $446.5 million in second quarter 2011. Low interest rates continued to dampen fixed annuity sales. While sales were down in second quarter 2012, production across Symetra’s bank partner platforms was more evenly distributed relative to prior quarters. Sales of Symetra Edge Pro® fixed indexed annuity grew for the fourth consecutive quarter — a trend that will be difficult to sustain if interest rates remain low.

Income Annuities

•

Pretax adjusted operating income was $16.8 million, compared with $12.6 million in second quarter 2011. The positive variance was due mainly to a higher interest spread and more favorable mortality experience, partially offset by lower income from funding services activity. Increased allocations to commercial mortgage loans improved the interest spread.

•	Mortality gains were high again at $6.4 million, compared with mortality gains of $4.9 million in second quarter 2011.

•

Sales were $95.3 million, a marked improvement over sales of $38.7 million in the same quarter of 2011. Supporting the increase were shorter-duration single premium immediate annuity (SPIA) sales strategies to help customers maximize retirement income.

Life

•

Pretax adjusted operating income was $13.2 million, compared with $17.3 million in second quarter 2011. The year-over-year decrease in earnings was the result of higher individual claims and increased operating expenses associated with bringing on new brokerage general agency (BGA) distribution partners and opening a new Symetra office in Waltham, Mass.

•

Sales of individual life products were $3.2 million, up from $2.9 million in the same quarter a year ago. With recent changes to Symetra’s single premium life product given sustained low interest rates, third quarter 2012 individual life sales are expected to decline.

Other

•

Pretax adjusted operating losses were $7.5 million, compared with losses of $2.4 million in second quarter 2011. The Other segment includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments. Second quarter 2012 results reflected lower investment income related to alternative and tax credit investments.

Investment Portfolio

•

Net realized investment losses were $6.4 million, down from net gains of $14.1 million in second quarter 2011. Lower gains on sales of fixed maturities and increased impairments drove the decline. A year ago, Symetra posted a $28.2 million gain, primarily from the sale of certain residential mortgage-backed securities to manage prepayment risk. By comparison, second quarter 2012 gains from fixed maturity sales were $17.3 million. Impairment losses for the quarter were $9.4 million, compared with $2.8 million in second quarter 2011.

•

Symetra’s equity portfolio posted net investment losses of $9.4 million, largely due to the performance of the common stock portfolio. This compares with net losses of $7.7 million in second quarter 2011. The company’s common stock portfolio, which is marked to market and is included in the company’s overall net realized investment results, had negative returns of -4.9% in second quarter 2012, compared with the S&P 500 Total Return Index result of -2.8%.

Stockholders’ Equity

•	Total stockholders’ equity, or book value, as of June 30, 2012, was $3,378.4 million, or $24.46 per share, compared with $3,154.7 million, or $22.85 per share, as of March 31, 2012.

•	Adjusted book value as converted,[1] as of June 30, 2012, was $2,408.5 million, or $17.44 per share, up from $2,372.7 million, or $17.19 per share, as of March 31, 2012.

•

Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of second quarter 2012 was estimated at 474%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2,108.1 million.

•

Provision for income taxes was $13.6 million, down $10.6 million from second quarter 2011. The decrease stemmed from lower pretax income and increased tax benefits from tax credit investments, which reduced the company’s effective tax rate. Symetra’s effective tax rate for second quarter 2012 was 23.7%, compared with 29.4% for the same period in 2011.

2012 Earnings Guidance

Symetra affirmed its guidance for full-year adjusted operating income per diluted share of $1.35–$1.50. This range assumes a Benefits loss ratio within Symetra’s long-term target range, continued low interest rates, a favorable full-year 2012 effective tax rate, and ongoing investments in the company’s Grow & Diversify initiatives.

Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	changes in the interest rate environment;

•	Benefits Division loss ratio relative to long-term target;

•	timing and success of product launches;

•	amount of issuance and yields on commercial mortgage loans;

•	increases or decreases in the amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience;

•	life and annuity sales levels; and

•	achievement of target cash balances.

Additional Financial Information

This press release, the second quarter 2012 financial supplement and financial review slides are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast

Symetra’s senior management team will discuss the company’s second quarter 2012 performance with investors and analysts on Thursday, July 26, 2012 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-713-4218. For international callers, dial 617-213-4870. The passcode is 58569335. Participants may pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.

A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on July 26, 2012 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 22750249. The replay will be available by phone through Aug. 2, 2012. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures

1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2011 Annual Report on Form 10-K.

This press release references the following non-GAAP financial measures:

•

Adjusted operating income is defined by the company as net income, excluding after-tax net investment gains (losses) and including after-tax net realized gains (losses) on Symetra’s fixed indexed annuity (FIA) product.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants.

•	Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants.

About Symetra

Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans; and

•	business and growth strategy, including prospective products, services and distribution partners.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of dramatic fluctuations in interest rates and a prolonged low interest rate environment;

•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of changes in monetary policy, government programs to stimulate mortgage refinancing and significant increases in corporate refinance activity;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its “Grow & Diversify” strategy;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash-flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•

the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2011 Annual Report on Form 10-K and 2012 quarterly reports on Form 10-Q.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

###

Symetra Financial Corporation

Consolidated Income Statement Data

(in millions, except per share data)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
		As Adjusted*		As Adjusted*
Revenues
Premiums	$146.8	$119.4	$297.1	$240.3
Net investment income	319.2	312.2	639.7	622.2
Policy fees, contract charges and other	48.8	45.9	95.1	90.6
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(11.1)	(3.1)	(14.7)	(4.0)
Less: portion of losses recognized in other comprehensive income	1.7	0.3	2.8	0.3

Net impairment losses recognized in earnings	(9.4)	(2.8)	(11.9)	(3.7)
Other net realized investment gains	3.0	16.9	31.4	33.4

Total net realized investment gains (losses)	(6.4)	14.1	19.5	29.7

Total revenues	508.4	491.6	1,051.4	982.8

Benefits and expenses
Policyholder benefits and claims	104.5	83.7	209.7	176.0
Interest credited	230.3	225.1	459.8	453.4
Other underwriting and operating expenses	92.6	76.1	175.6	148.0
Interest expense	8.2	8.0	16.4	16.0
Amortization of deferred policy acquisition costs	15.4	16.4	31.2	32.7

Total benefits and expenses	451.0	409.3	892.7	826.1

Income from operations before income taxes	57.4	82.3	158.7	156.7

Provision (benefit) for income taxes
Current	18.6	31.1	12.3	42.3
Deferred	(5.0)	(6.9)	27.2	2.8

Total provision for income taxes	13.6	24.2	39.5	45.1

Net income	$43.8	$58.1	$119.2	$111.6

Net income per common share
Basic	$0.32	$0.42	$0.86	$0.81
Diluted	$0.32	$0.42	$0.86	$0.81

Weighted-average number of common shares outstanding
Basic	138.090	137.523	137.933	137.408
Diluted	138.094	137.532	137.936	137.417

Cash dividends declared per common share	$0.07	$0.06	$0.14	$0.11

Non-GAAP financial measures
Adjusted operating income	$47.2	$48.5	$106.5	$92.2

Reconciliation to net income
Net income	$43.8	$58.1	$119.2	$111.6
Less: Net realized investment gains (losses) (net of taxes)**	(4.2)	9.2	12.7	19.3
Add: Net realized losses – FIA (net of taxes)***	(0.8)	(0.4)	—	(0.1)

Adjusted operating income	$47.2	$48.5	$106.5	$92.2

*

Historical financial information has been restated to reflect the retrospective adoption of a new accounting standard for deferred acquisition costs on Jan. 1, 2012 as described in our 2011 report on Form 10-K and our first quarter 2012 report on Form 10-Q.

**	Net realized investment gains (losses) are reported net of taxes of $(2.2), $4.9, $6.8, and $10.4 for the three and six months ended June 30, 2012 and 2011, respectively.
***	Net realized losses – FIA are reported net of taxes of $(0.4), $(0.2), $0.0 and $(0.0) for the three and six months ended June 30, 2012 and 2011, respectively.

Symetra Financial Corporation

Consolidated Balance Sheet Data

(in millions, except per share data)

(unaudited)

	June 30 2012	December 31 2011
		As Adjusted*
Assets
Total investments	$27,037.6	$26,171.7
Other assets	1,160.9	1,215.8
Separate account assets	799.4	795.8

Total assets	$28,997.9	$28,183.3

Liabilities and stockholders’ equity
Policyholder liabilities	$23,606.4	$23,140.6
Notes payable	449.3	449.2
Other liabilities	764.4	682.8
Separate account liabilities	799.4	795.8

Total liabilities	25,619.5	25,068.4

Common stock and additional paid-in capital	1,458.8	1,455.8
Retained earnings	731.6	631.8
Accumulated other comprehensive income, net of taxes	1,188.0	1,027.3

Total stockholders’ equity	3,378.4	3,114.9

Total liabilities and stockholders’ equity	$28,997.9	$28,183.3

Book value per share**	$24.46	$22.64

Non-GAAP financial measures
Adjusted book value	$2,190.4	$2,087.6

Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,378.4	$3,114.9
Less: AOCI	1,188.0	1,027.3

Adjusted book value	2,190.4	2,087.6
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,408.5	$2,305.7

Adjusted book value per share, as converted***	$17.44	$16.75

*

Historical financial information has been restated to reflect the retrospective adoption of a new accounting standard for deferred acquisition costs on Jan. 1, 2012 as described in our 2011 report on Form 10-K and our first quarter 2012 report on Form 10-Q.

**

Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.107 and 137.613 as of June 30, 2012 and December 31, 2011, respectively.

***

Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.107 and 137.613 as of June 30, 2012 and December 31, 2011, respectively.

Symetra Financial Corporation

Reconciliation of Segment Pretax Adjusted Operating Income,

Operating Revenues and Operating ROAE

(in millions)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
		As Adjusted*		As Adjusted*
Segment pretax adjusted operating income (loss)
Benefits	$16.3	$19.0	$41.4	$33.0
Deferred Annuities	23.8	21.1	49.6	41.8
Income Annuities	16.8	12.6	31.3	21.5
Life	13.2	17.3	27.7	34.4
Other	(7.5)	(2.4)	(10.8)	(3.8)

Subtotal	62.6	67.6	139.2	126.9

Add: Net realized investment gains (losses)	(6.4)	14.1	19.5	29.7
Less: Net realized losses – FIA	(1.2)	(0.6)	—	(0.1)

Income from operations before income taxes	$57.4	$82.3	$158.7	$156.7

Reconciliation of revenues to operating revenues
Revenues	$508.4	$491.6	$1,051.4	$982.8
Less: Net realized investment gains (losses)	(6.4)	14.1	19.5	29.7
Add: Net realized losses – FIA	(1.2)	(0.6)	—	(0.1)

Operating revenues	$513.6	$476.9	$1,031.9	$953.0

	Twelve Months Ended June 30
	2012	2011
		As Adjusted*
ROE	6.6%	9.1%
Average stockholders’ equity**	$3,063.5	$2,481.8
Non-GAAP financial measures
Operating ROAE	9.8%	9.4%
Average adjusted book value***	$2,094.3	$1,916.7

*

Historical financial information has been restated to reflect the retrospective adoption of a new accounting standard for deferred acquisition costs on Jan. 1, 2012 as described in our 2011 report on Form 10-K and our first quarter 2012 report on Form 10-Q.

**	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
***	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.